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                                                                    Exhibit 99.3

           RECONCILIATION OF EBIT INFORMATION PURSUANT TO REGULATION G

         While Radyne ComStream reports results of operations using generally accepted accounting principles ("GAAP"), "EBIT" has also been disclosed by us in connection with our "road show" presentation included in Exhibit 99.1 to this Form 8-K. EBIT is an acronym for Earnings Before Interest and Taxes, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe that EBIT is widely used as a measure of operating performance and we believe EBIT to be an important indicator to investors of the Company's operational strength and performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining liquidity that is calculated in accordance with GAAP.

         Because EBIT is a non-GAAP financial measures, Regulation G requires reconciliation with the most directly comparable financial measure calculated in accordance with GAAP. In the case of EBIT, the most directly comparable GAAP measure is net earnings (loss). The table below provides the required reconciliations between the Company's EBIT and net earnings (loss) for the four quarterly periods of 2003 included in the "road show" presentation attached as
Exhibit 99.1 to this Form 8-K.


                                              QUARTERLY PERIOD ENDED_
                             ---------------------------------------------------------
                              March 31         June 30      September 30    December 31
                              2003 (1)         2003 (2)       2003 (3)        2003 (4)
                             -----------      ----------     ----------     ----------
NET EARNINGS (LOSS)          $(1,400,000)     $1,400,000     $1,600,000     $2,600,000
   Add:  income taxes                 --              --     $1,000,000     $1,600,000
   Less: interest income     $   100,000      $  100,000             --     $  100,000
EBIT                         $(1,500,000)     $1,300,000     $2,600,000     $4,100,000

         (1) For the quarterly period ended March 31, 2003, the Company reported net losses of $1.4 million. EBIT shows a loss of $1.5 million because EBIT does not include interest income of $0.1 million.

         (2) For the quarterly period ended June 30, 2003, the Company reported net earnings of $1.4 million. EBIT shows a gain of $1.3 million as it does not include interest income of $0.1 million.

         (3) For the quarterly period ended September 30, 2003, the Company reported net earnings of $1.6 million. EBIT shows a gain of $2.6 million which does not include income taxes of $1.0 million.

         (4) For the quarterly period ended December 31, 2003, the Company expects to report net earnings of $2.6 million and EBIT of $4.1 million. EBIT does not include $1.6 million of taxes and does not include interest income of $0.1 million.